SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549







                            FORM 8-K

                         CURRENT REPORT



                Pursuant to Section 13 or 15(d)
             of the Securities Exchange Act of 1934


                  Date of Report: July 9, 1997




                        MS FINANCIAL, INC.

      (Exact name of registrant as specified in its charter)






           Delaware                 0-26474       64-0835847
(State or other jurisdiction      (Commission   (IRS Employer
of incorporation or organization)  File Number)  I. D. Number)



  715 S. Pear Orchard Road
        Suite 300
  Ridgeland, Mississippi 39157          (601) 978-6737
 (Address of principal executive  (Registrant's telephone number,
     offices) (Zip Code)           including area code)





Item 5.   Other Events


     On June 25, 1997, Registrant entered into a letter agreement with Search Financial Services (the "Amendment") amending the Agreement and Plan of Merger (the "Merger Agreement") dated as of February 7, 1997 by and among Registrant, Search Financial Services ("Search"), and Search Capital Acquisition Corp. pursuant to which a wholly-owned subsidiary of Search will merge into Registrant (the "Merger"), resulting in Registrant becoming a wholly-owned subsidiary of Search. In the Merger, each outstanding share of common stock of Registrant will be converted at the effective time of the Merger into the right to receive a fraction (the "Exchange Ratio") of a share of common stock of Search determined by reference to the average price per share of the common stock of Search for the 10-day trading period ending on the fifth business day prior to the special meeting of stockholders of the Registrant at which the Merger Agreement will be considered for adoption (the "Average Trading Price"). Pursuant to the Amendment, the Exchange Ratio will equal $1.63 (the "Per Share Amount") divided by the Average Trading Price, subject to a maximum of .37 and a minimum of .28. The price adjustment provisions of the Merger Agreement have been deleted.

     The Merger is expected to be consummated promptly following receipt of stockholder approval which should result from a stockholder meeting currently scheduled for July 31 and the satisfaction of other customary closing conditions, including finalization of arrangements with Registrant's lenders. Approval of the Merger by Registrant's stockholders requires the affirmative vote of a majority of the outstanding shares of common stock of Registrant. Pursuant to a Stockholders' Agreement dated as of February 7, 1997 (the "Stockholders' Agreement"), Registrant's principal stockholders, which together own approximately 77% of Registrant's outstanding common stock, have agreed to vote their shares in favor of the Merger.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits


     (c)  Exhibits


Exhibit No.    Description

     2.1      Letter Agreement dated June 25, 1997 by and among
              Search Financial Services Inc., Search Capital
              Acquisition Corp., and MS Financial, Inc.

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



                              MS FINANCIAL, INC.



Dated:   July 9, 1997         By:/s/R. Dale Miller
                              R. Dale Miller
                              Controller and Principal Accounting
                              Officer

                         EXHIBIT INDEX


Exhibit No.    Description

      2.1      Letter Agreement dated June 25, 1997 by and among
               Search Financial Services Inc., Search Capital
               Acquisition Corp., and MS Financial, Inc.